UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Airgas, Inc.
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To:	All Airgas Associates
From:	Peter McCausland
Date:	February 11, 2010
Subject:	Airgas Tender Offer

I am writing to provide a brief update regarding Air Product’s hostile offer for Airgas. Today, Air Products commenced its formal tender offer to acquire all outstanding Airgas shares for $60 per share in cash.

As you know, our Board of Directors has already considered and rejected an earlier proposal from Air Products at the same price. Under applicable law, our Board of Directors will again review Air Product’s offer with the help of its independent financial and legal advisors and will issue its formal recommendation on the tender offer through a filing with the Securities and Exchange Commission.

If you own Airgas shares, whether in a personal account, through the Employee Stock Purchase Plan, or in the 401(k) plan, you need not take any action at this time. We will communicate again when the Board of Directors issues its formal recommendation to all Airgas stockholders on the tender offer.

As I’ve said before, the best way you can help is to continue meeting and exceeding the needs of our customers. Please stay focused on your day-to-day responsibilities, and perform your job to the best of your ability. Notwithstanding this outside interest in our company, it is business as usual at Airgas.

Once again, should you receive any media inquiries, please forward them to Jay Worley, Vice President–Communications and Investor Relations, at 610-902-6206 or jay.worley@airgas.com, and all investor inquiries should go to Barry Strzelec, Manager-Investor Relations, at 610-902-6256 or barry.strzelec@airgas.com.

We are committed to keeping you informed throughout this process. If you have questions, please feel free to reach out to your manager and/or review the materials available through the link titled “Air Products Unsolicited Proposal” on Airnet or www.airgas.com, which will be updated as we move forward.

Your Board and management team thank you all for your commitment to Airgas.

Sincerely,

Peter McCausland
Chairman and Chief Executive Officer

ADDITIONAL INFORMATION

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. Airgas will file a solicitation/recommendation statement with the U.S. Securities and Exchange Commission (“SEC”). Any solicitation/recommendation statement filed by Airgas that is required to be mailed to stockholders will be mailed to stockholders of Airgas. INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by Airgas through the web site maintained by the SEC at http://www.sec.gov. In addition, Airgas may file a proxy statement with the SEC. Any definitive proxy statement will be mailed to stockholders of Airgas. INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by Airgas through the web site maintained by the SEC at http://www.sec.gov.

CERTAIN INFORMATION REGARDING PARTICIPANTS

Airgas and certain of its respective directors and executive officers may be deemed to be participants under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and interests of Airgas’ directors and executive officers in Airgas’ Annual Report on Form 10-K for the year ended March 31, 2009, which was filed with the SEC on June 1, 2009, and its proxy statement for the 2009 Annual Meeting, which was filed with the SEC on July 13, 2009. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available.